FOR IMMEDIATE RELEASE

IMAGIS EXPANDS SUPPORT OF BIOMETRIC FACIAL RECOGNITION
TECHNOLOGY TO ASIA PACIFIC

Advanced Biometric Facial Recognition Software to Help Region Identify
Terrorists, Drug Traffickers, Criminals, and Pedophiles

Vancouver, Canada, March 6, 2002: (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) Imagis Technologies Inc. ("Imagis"), developer and marketer of advanced biometric-based software, has established an office in Australia, with the appointment of Roger Henning as regional director for Asia Pacific. In this capacity Mr. Henning will work with and support Imagis strategic business partners across the region. Imagis develops and distributes advanced facial recognition software for law enforcement, airport and national boundary security, as well as other high-profile environments such as access control, ID programs and drivers licenses.

Mr. Henning has been an advisor to Prime Ministers and captains of industry worldwide. He has coordinated royal, presidential and other heads of state visits for the Australian government and is a former Information Attaché with the Australian Embassy in Washington D.C. In addition, Mr. Henning has 30 years experience in Asia Pacific and the Middle East, including providing "intelligent archiving" solutions to combat "database explosion" to defense forces, intelligence agencies, reserve banks, and other Middle East and Asian organizations.

"We have added Mr. Henning to our team to enable Imagis to expand rapidly in Australia, New Zealand and across the region," said Iain Drummond, President and CEO of Imagis. "His extensive experience will enable him to establish and manage a distribution network to meet the growing demand for biometric facial recognition solutions throughout the region, including airport security, law enforcement, customs, immigration, defense and intelligence agencies."

"All nations in Asia Pacific are gravely concerned about the increase in terrorist activity throughout the world and are looking for technology solutions to minimize security risk and improve criminal identification," said Mr. Henning. "Australian Prime Minister John Howard has committed to addressing all security needs as part of the war against terrorism. With Imagis' proven technology, Asia Pacific will now benefit from advanced facial recognition capabilities for improved national and international security. "

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Imagis Technologies Inc.
March 6, 2002

About Imagis Technologies Inc.
 Imagis is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations of its software in the United States, UK, Canada, and Mexico. http://www.imagistechnologies.com

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Imagis Technologies Inc.
Investor/PR Contact:
Sandra Buschau, Vice President
Tel: (604) 684-2449
sandy@imagistechnologies.com

In Australia:
Roger Henning
Regional Director Asia/Pacific
Tel: (61-2) 9819 7081  Mobile: 0418 648 722